EXHIBIT 12.1



Computation of Ratio of Earnings to Fixed Charges



                             Year-to-Date
                             Third Quarter                         Fiscal Year
                              1993      1992        1993      1992       1991     1990      1989

Ratio of Earnings to Fixed
Charges *                     2.06       2.58       1.99       2.51      2.44      2.36      2.13

* Ratio of Earnings to Fixed Charges = (Pre-Tax Income + Fixed Charges - Capitalized Interest) / (Fixed Charges)

 Fixed Charges = (Interest Expense + Capitalized Interest + Operating Lease Interest Expense + Debt Issue Amort. Expense)


Supporting Data of Calculation
(Amounts in Thousands)
                             Year-to-Date
                             Third Quarter                         Fiscal Year
                              1993      1992        1993       1992      1991      1990      1989
Pre-Tax Income             $63,417    $66,636    $80,120    $88,050   $73,397   $54,714   $41,531
Interest Expense            32,173    26,837      44,627     36,130    30,319    25,595    26,290
Capitalized Interest        11,317     5,912      14,531      8,769     8,030     4,800     3,200
Operating Lease
  Interest Expense           5,327     5,575       6,773      7,211     6,642     6,071     4,085
Debt Issue Amort. Expense      272       208         363        276       258       231       206


Average L-T Interest Rate    9.17%     9.66%       8.54%      9.43%     9.95%    10.19%    10.37%
Operating Lease Expense     14,522    14,428      19,820    19,117     16,691    14,901     9,847
Operating Leases
Capitalized @ 4 Times       58,088     57,712     79,280     76,468    66,764    59,604    39,388
